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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)*

                                 MarineMax, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   567908 10 8
                       ----------------------------------
                                 (CUSIP Number)

                               December 31, 2003

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]      Rule 13d-1(b)

      [ ]      Rule 13d-1(c)

      [x]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided on a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                               Page 1 of 5 pages
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CUSIP No. 567908 10 8

--------------------------------------------------------------------------------
1     Name of Reporting Persons.
      I.R.S. Identification No. of above persons (entities only).

      WILLIAM H. MCGILL, JR.
--------------------------------------------------------------------------------

2     Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------

3     SEC Use Only
--------------------------------------------------------------------------------

4     Citizenship or Place of Organization

      UNITED STATES
--------------------------------------------------------------------------------

                              5  Sole Voting Power

                                  1,518,197(1)
                              --------------------------------------------------
     Number of                6   Shared Voting Power
    Shares Bene-
   ficially Owned                 -0-
      by Each                 --------------------------------------------------
     Reporting                7   Sole Dispositive Power
    Person With:
                                  1,518,197(1)
                              --------------------------------------------------
                              8   Shared Dispositive Power

                                  -0-

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,518,197(1)
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [ ]
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)

      9.8%
--------------------------------------------------------------------------------

12    Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 2 of 5 pages
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ITEM 1.

      (a)   Name of Issuer:  MarineMax, Inc.

      (b)   Address of Issuer's Principal Executive Offices:
                  18167 U.S. Highway 19 North
                  Suite 499
                  Clearwater, Florida 33764

ITEM 2.

      (a)   Name of Person Filing:  William H. McGill, Jr.

      (b)   Address of Principal Business Office or, if none, Residence:
                  18167 U.S. Highway 19 North
                  Suite 499
                  Clearwater, Florida 33764

      (c)   Citizenship: United States

      (d)   Title of Class of Securities: Common Stock

      (e)   CUSIP Number: 567908 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION SECTION 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a)  [ ]   Broker or dealer registered under Section 15 of the Act
                (15 U.S.C. 78o).

      (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                78c).

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


                                Page 3 of 5 pages
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ITEM 4. OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount Beneficially Owned: 1,518,197(1)

      (b)   Percent of Class: 9.8%

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote: 1,518,197(1)

            (ii)  Shared power to vote or to direct the vote: -0-

            (iii) Sole power to dispose or to direct the disposition of:
                  1,518,197(1)

            (iv)  Shared power to dispose or to direct the disposition of: -0-

      Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

            Not Applicable.

ITEM 10. CERTIFICATION

            Not Applicable.

                               Page 4 of 5 pages
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         February 17, 2004
                                         ---------------------------------------
                                                         Date

                                         /s/ William H. McGill, Jr.
                                         ---------------------------------------
                                                       Signature

                                         William H. McGill, Jr.
                                         ---------------------------------------
                                         Chairman of the Board, President,
                                            and Chief Executive Officer

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



(1) Includes 80,640 shares issuable upon the exercise of stock options, but excludes 248,000 shares of common stock issuable upon exercise of unvested stock options.


                                Page 5 of 5 pages